EXHIBIT 99.2

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

     Callon Petroleum Company

     Updates Drilling Activity

     Natchez, MS ( March 8, 2004)-Callon Petroleum Company (NYSE: CPE/CPE.PrA) today provided an update on current drilling activity.

     Mobile Block 955 - The #3 development well was drilled to a depth of 2,000 feet and completed. Callon has placed the well on production without compression and expects to achieve a rate of 8 million cubic feet of natural gas per day (MMcf/d). Compression facilities are expected to be completed during the second quarter which should further boost production from this well to 11 MMcf/d. Callon is the operator and owns a 100% working interest.

     High Island Block 119 (Bald Eagle North Prospect) - The exploratory well currently is drilling at 9,500 feet and is expected to reach total depth in April. Located in 46 feet of water, the well is scheduled to be drilled to a depth of 13,700 feet. Westport Resources (NYSE: WRC) is the operator. Callon holds a 22% working interest.

     Mississippi Canyon Block 627 (Medusa South Prospect) - Located in 2,700 feet of water, the exploratory well is drilling at 11,500 feet and is the third in a series of satellite prospects to be drilled which surround the Medusa Field and the Spar production facility. It is anticipated the well will reach total depth of 14,000 feet in April. Murphy (NYSE: MUR) is the operator and holds an 80% working interest. Callon holds a 20% working interest.

     Mississippi Canyon Block 860 (North Bob Prospect) - The initial exploratory well at this location has been temporarily abandoned as a result of difficulties in drilling from the current location. Objective intervals were not reached. Callon holds a 3.3% working interest.

     Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those related to the timing and success of future development operations. These forward-looking statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Such factors include prices of oil and gas, inaccuracies in predicting the timing of future operations, possible cost overruns, operational risks and other risks. These factors are discussed at length in Callon’s annual report on Form 10-K for fiscal year 2002 filed with the SEC.

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